Exhibit 99.2	Efiled: Oct 16 2026 02:29PM EDT Transaction ID 81061282 Case No. 2026-1371

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

REKOR SYSTEMS, INC., Plaintiff, v. VIRAJ MEHTA, Defendant.	C.A. No. 2026 -________-____

VERIFIED COMPLAINT

Plaintiff Rekor Systems, Inc. (“Rekor” or the “Company”), by and through its undersigned attorneys, for its Verified Complaint against Defendant Viraj Mehta (“Mehta”), alleges as follows. Allegations concerning Rekor and its own acts are made upon knowledge. All other allegations are made upon information and belief, based on, among other things, Rekor’s records, filings with the Securities and Exchange Commission (the “SEC”), and written statements by Mehta and the documents enclosed with them.

PRELIMINARY STATEMENT

1.      This action arises from the failure of one Rekor director to disclose material facts about his personal interests to his fellow board members while he steered Rekor into an emergency financing from which he sought to personally benefit to the detriment of Rekor.

2.      In December 2025, Rekor needed capital. Mehta, a Rekor director and the owner and Chief Investment Officer of one of Rekor’s largest stockholders, Arctis Global LLC (“Arctis”), took charge of the process and recommended a financing that put seven-year warrants and restrictions on future capital raises on Rekor’s stockholders. When the Board expressed concern about avoiding selling pressure on the Company’s stock, Mehta told the Board he was “familiar with the prospective buyer” and that the buyer was not expected to sell. By his own later account, he had never heard of the buyer before the underwriter introduced it, which happened the evening before the vote at which he made that statement, and he had no basis for opining on the buyer’s intent.

3.      At the same time, Mehta also deliberately kept from the Board that the fund Arctis managed was winding down and would distribute its entire Rekor position, roughly 9% of the Company, to its investors, while keeping a $5 million secured note against Rekor. The fund told its own investors that same month. Yet, Mehta told the Board nothing.

4.      The December 2025 financing closed in reliance on Mehta’s recommendations and representations. Upon information and belief, the buyer sold its entire allocation within the quarter, precisely what the Board sought to avoid and what Mehta baselessly asserted should not be a concern. Mehta resigned in January 2026. Twelve days after his lock-up expired, on the record date for Rekor’s annual meeting, his fund distributed every share in kind to its investors and kept its note. Rekor’s annual meeting then failed for want of a quorum in May and again in September. Mehta’s fund went into voluntary liquidation on the day of the first failure and, in Mehta’s words, is now “basically down to just the revenue notes issued to Rekor,” which mature on December 15, 2026.

5.      The Board knew that Mehta ran Arctis and that Arctis was a large stockholder and a secured Rekor creditor. It did not know that the fund was about to divest its stock, that Arctis’s claim via its note against the Company would remain, and that the director recommending the financing was weighing the financing’s terms as a creditor that had already developed a plan to offload the company’s stock. A reasonable director would have wanted to know that before relying on Mehta’s assurances. And Mehta had a duty to disclose it. But Mehta withheld it before the vote, before the closing, and through his resignation.

6.      Rekor is left with the consequences. Mehta caused the Company to issue 8,571,428 seven-year warrants and sign a side letter that (1) forecloses an entire category of financing, (2) limits at-the-market sales to prices of at least $1.75, and (3) gives the buyer 30% of every qualifying financing through December 2027. The 12,312,491 shares Mehta reported to the SEC as his own beneficial ownership left the fund bound by no lock-up, ordinary-sale arrangement or voting undertaking in favor of Rekor. Upon information and belief, those shares went unvoted at an annual meeting that could not act for five months for want of quorum. And, upon information and belief, since mid-August 2026 they have been leaving the largest recipient’s custodial position, consistent with sales, into a market in which Rekor’s stock has fallen from about $0.62 to about $0.36. And, as Rekor has disclosed, Rekor faces a $15 million maturity on December 15, 2026, that it cannot meet without refinancing, restructuring or new capital.

7.      Rekor brings this action against Mehta for breach of his fiduciary duty of loyalty and seeks damages, disgorgement, restitution of his director compensation, and related equitable relief. Rekor reserves all claims against all other persons arising from the facts alleged herein.

JURISDICTION

8.      This Court has subject matter jurisdiction under 10 Del. C. § 341 over this claim for breach of fiduciary duty by a director of a Delaware corporation. Rekor brings the claim in its own right. No demand is required.

9.      This Court has personal jurisdiction over Mehta under 10 Del. C. § 3114. By accepting and serving as a director of Rekor, a Delaware corporation, Mehta consented to this Court’s jurisdiction.

10.    Article VII of Rekor’s Certificate of Incorporation, adopted August 21, 2017, provides that “[u]nless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for ... (2) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders,” and “(5) any action asserting a claim governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein,” and that “[a]ny person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII.” Article VII has not been amended since its adoption.

THE PARTIES

11.    Plaintiff Rekor Systems, Inc. is a Delaware corporation with its principal place of business in Columbia, Maryland. Rekor provides artificial intelligence-driven roadway intelligence solutions for transportation management and public safety. Its common stock trades on the Nasdaq Capital Market under the symbol REKR. As of March 25, 2026, 136,578,177 shares were outstanding.

12.    Defendant Viraj Mehta served as a Rekor director from May 16, 2024, until January 14, 2026. He resides in [***]. Mehta is an owner and the Chief Investment Officer of Arctis, an investment adviser based in San Juan, Puerto Rico. In a Form 3 filed with the SEC on June 4, 2024, Mehta reported that he was both a Rekor director and a greater-than-ten-percent beneficial owner of Rekor common stock, through 10,037,491 shares held “By Arctis Global, LLC.” From July 2024 until March 25, 2026, Mehta was the indirect beneficial owner, through Arctis, of 12,312,491 Rekor shares, as reported on a Form 4 filed July 8, 2024. Later share issuances by Rekor diluted that position to approximately 9% by December 2025.

13.    Non-party Timothy Davenport (“Davenport”) signed Arctis’s Schedules 13G concerning Rekor as its Chief Compliance Officer, and Rekor’s 2023 proxy statement identified him as Arctis’s Chief Operating Officer. Mehta and Davenport have stated that Davenport “has been contracted with Arctis Global since April 2024.” Davenport served as a Rekor director, on Arctis’s designation, from September 14, 2023, until January 14, 2026. He signed Arctis’s Schedules 13G and Forms 4 concerning Rekor, signed the same lock-up agreement as Mehta on December 10, 2025, voted for the December 2025 financing, and co-signed with Mehta the August 6, 2026, letter described below.

14.    Non-party Arctis is a Puerto Rico limited liability company with its principal office in San Juan. Mehta owns and runs it. Arctis is the investment manager of Arctis Global Master Fund Limited and Arctis Global Fund Ltd, a Cayman Islands company, which Mehta and Davenport refer to together as “Arctis Global Fund.” Arctis filed the Schedules 13G and Forms 4 described below as beneficial owner of the fund’s Rekor shares, designated Davenport and Mehta to the Board, and sent the fund’s investors the December 2025 update described below.

15.    Non-party Arctis Global Master Fund Limited (the “Arctis Fund” or the “fund”) is a Cayman Islands company managed by Arctis. It held the Rekor shares that Arctis and Mehta reported as beneficially owned, invested in Rekor’s January 2023 financing, and holds $5 million principal amount of Rekor’s secured revenue notes. On May 15, 2026, the same day Rekor’s annual meeting first failed for want of a quorum, the Arctis Fund and three affiliated Cayman entities were placed into voluntary liquidation, and two individuals from Kroll (Cayman) Ltd. were appointed joint voluntary liquidators. Cayman Islands Gazette, Issue No. 12/2026 (June 8, 2026). In their August 6, 2026, letter, Mehta and Davenport stated that the fund “began the process of shutting down at the beginning of the year” and that “[t]he fund’s liquidation managed by Kroll is basically down to just the revenue notes issued to Rekor.”

FACTUAL BACKGROUND

I.            Arctis Builds a Greater-Than-Ten-Percent Position and Bargains for a Board Seat

16.    Arctis first reported owning more than 5% of Rekor’s common stock on a Schedule 13G filed May 11, 2021 (2,322,782 shares). It crossed 10% by May 20, 2022 (4,811,155 shares, or 10.3%). From June 2022 on, Arctis reported each of its Rekor transactions on Form 4 as a greater-than-ten-percent owner.

17.    On January 18, 2023, Rekor sold $12.5 million of senior secured notes, with warrants to purchase 6,250,000 shares at $2.00 per share, in a private placement. The Arctis Fund invested $6.5 million, received warrants for 3,250,000 shares, and served as collateral agent for the noteholders. As a condition of its investment, the Arctis Fund obtained a Board seat. Section 4(p) of the Securities Purchase Agreement required Rekor’s Board to “take all necessary action to expand the size of Board by one (1) seat and appoint a director designated by Arctis Global Master Fund Limited,” and gave the fund the “right to designate a member of Issuer’s board for so long as it (or its affiliates) holds Notes.” Rekor disclosed the designation right in a Form 8-K filed January 23, 2023.

18.    On February 14, 2023, Arctis reported holding 6,089,591 shares, or 10.51% of the common stock, with sole voting and dispositive power.

19.    Arctis exercised its designation right and chose Davenport, then its Chief Operating Officer and Partner. Rekor’s 2023 proxy statement disclosed that Davenport had “been design[at]ed by Arctis for nomination for election to the Board.” He was elected on September 14, 2023.

20.    Arctis kept buying the Company’s stock. By February 14, 2024, it reported holding 9,647,491 shares, or 11.64% of the outstanding common stock.

21.    On December 15, 2023, in a separate registered offering, Rekor issued $15 million of 13.25% Series A Prime Revenue Sharing Notes due December 15, 2026 (the “Revenue Notes”) under an indenture with Argent Institutional Trust Company as trustee. The Arctis Fund, or Arctis on its behalf, bought $5 million of them, one third of the issue. Rekor’s periodic reports identify the investor as “Arctis Global, LLC” and carry the investment as related-party debt. The Revenue Notes pay 13.25% interest monthly, are secured by a first-priority interest in a revenue account funded from designated contract revenues, and mature on December 15, 2026, when all outstanding principal and accrued interest come due.

22.    On March 4, 2024, Rekor redeemed the January 2023 notes early. The Arctis Fund received 390,000 Rekor shares in the redemption, bringing Arctis’s reported holdings to 10,037,491 shares, and the designation right ended. Davenport stayed on the Board. Arctis’s relationship with the Board did not end. It deepened.

II.          Arctis Takes a Second Seat and Transacts With the Company While Its Officers Sit on the Board

23.    On May 13, 2024, Rekor’s Compensation Committee recommended that Mehta and Davenport each be treated as non-independent: Mehta because of his position as a major stockholder and his expected role in shaping management decisions, and Davenport because of his relationship with Mehta. The Board agreed and disclosed that neither was independent under Nasdaq Rule 5605.

24.    Three days later, Rekor expanded its Board to ten seats and appointed Mehta to the new seat as an “Executive Director,” a title signifying that he would work closely with Rekor’s staff and management during a period of transition and strategic reassessment. Arctis now held two of ten Board seats, filled by its Chief Operating Officer and by its owner and Chief Investment Officer. Mehta received customary Board compensation.

25.    From then until his resignation, Mehta held a position of particular trust. He was the senior investment officer and an owner of one of Rekor’s largest stockholders. His Board role was built around close engagement with management. His fellow directors relied on his capital-markets expertise and judgment. And through Arctis, he held a material interest in Rekor’s secured Revenue Notes.

26.    Five weeks after Mehta joined the Board, Arctis transacted with Rekor. On June 20, 2024, Rekor entered into a Warrant Exercise Agreement with the January 2023 warrant holders, including the Arctis Fund, reducing the exercise price from $2.00 to $1.40 per share, a premium to that day’s $1.36 close, in exchange for the immediate exercise of 3,675,000 warrants for $5,145,000 and the cancellation of the warrants for the remaining 1,575,000 shares, reducing the shares issuable under the January 2023 warrants from 5,250,000 to 3,675,000. Rekor’s Form 8-K disclosed that the Arctis Fund would receive 2,275,000 of the shares and that “Viraj Mehta, a member of the Company’s Board, is the Chief Investment Officer of Arctis.” The Arctis Fund acquired those shares on July 5, 2024, bringing Arctis’s reported holdings to 12,312,491 shares, approximately 13.9% of the outstanding stock. It was the last Rekor transaction Arctis reported on Form 4.

27.    Arctis voted its shares. According to Rekor’s records, it reported voting 9,615,285 shares at Rekor’s April 18, 2024, annual meeting and, upon information and belief, voted at the May 15, 2025, annual meeting, where Mehta and Davenport were both elected on the Board’s nomination. Arctis then held approximately 11.1% of the outstanding common stock.

III.         Mehta Takes Charge of Rekor’s Need for Immediate Capital

28.    Rekor’s Form 10-Q for the third quarter of 2025, filed November 13, 2025, disclosed that “the existing cash is insufficient to fund its current level of operations” and that there was “substantial doubt regarding the Company’s ability to continue as a going concern.” In early December 2025, Rekor’s Chief Executive Officer told the Board that the Company needed capital immediately to fund operations.

29.    At a December 8, 2025, Board meeting, the Chief Financial Officer presented preliminary proposals from Northland Securities (“Northland”) for a registered direct offering of up to $20 million of common stock at a discount to market price, with no warrants and no restrictions on future capital raises. The Board authorized management to pursue an emergency raise of up to $20 million.

30.    At the same meeting, Mehta urged that the Company also approach William Blair & Company, L.L.C. (“Blair”), representing that Blair could match or beat Northland’s economics. The Board agreed that Mehta, the Lead Director and the Chief Financial Officer would pursue both paths, with the economics driving the choice. Mehta became the Board’s principal contact with Blair. The Chief Financial Officer and the Lead Director also dealt with Blair, but Blair brought the structure and terms it ultimately proposed to Mehta first.

31.    On December 10, 2025, Mehta and Davenport, along with Rekor’s other directors and executive officers, signed lock-up agreements in favor of Blair, as underwriter. The lock-up ran through March 13, 2026, ninety days after the date of the prospectus statement, which was dated December 13, 2025. It barred each signer from selling, pledging, short selling or otherwise disposing of, “directly or indirectly,” any common stock, “including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission,” and separately barred “any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition” of those shares, “even if such Undersigned’s Securities would be disposed of by someone other than the undersigned.” The shares Mehta reported as beneficially owned were the Arctis Fund’s shares. By signing, Mehta undertook that those shares would not be disposed of, directly or indirectly, before March 13, 2026. Mehta gave that undertaking on December 10, 2025, the same month his fund told its investors it would distribute every one of those shares.

32.    Blair could not find meaningful demand on the structure the Board had authorized. Instead, as Blair later reported to the Board, it discussed an alternative with Mehta: a unit offering of common stock bundled with warrants, which was a material departure from the Northland proposals. Blair brought the revised structure and terms to Mehta before the Board saw them.

33.    On the evening of December 11, 2025, the day before the expected vote on the financing, Blair’s head of capital markets emailed Mehta at his Arctis address, not his Rekor address, under the subject “Warrant Structure Proposal”: “We have socialized the Unit offering this evening to a few investors and have initial interest from Amin Nathoo at Anson Fund. Alyeska is not interested in the warrant deal and we have calls into a few others to discuss the idea as well.”

34.    The email set out Anson’s “initial proposal”: “$15mm Proceeds (they do the full $15mm); Unit Purchase Price: $1.75; Warrant Coverage: 100%; Warrant Strike: $2.25 (20% premium); Warrant Duration: 5 yrs,” noted that Anson was “ready to move fast to price as soon as tomorrow,” and closed: “Please socialize with the Board and let us know if this is a path we can pursue further.” Mehta replied from his Arctis address before the Board met the next morning: “Yes let’s try to improve the terms and see if we can get others to compete with the offer. Board meeting is at 11am est so will be good to finalize the terms for approval.” The competition Mehta invoked did not change the structure, and the improved terms went to him before they went to the Board. Mehta and Davenport later enclosed both emails with their August 6, 2026, letter, describing the first as “[t]he email from William Blair introducing Anson as a potential investor.”

35.    The same day, Mehta completed and certified Rekor’s annual Directors and Officers Questionnaire (the “D&O Questionnaire”). Question 5(g) asked: “Other than as noted in Appendix E, are any of the equity securities of the Company that you are the Beneficial Owner of the subject matter of any voting trust or other similar agreement or Arrangement providing for the sale or other disposition of such securities?” It directed: “If any such an agreement or Arrangement exists, please describe it below:” Mehta checked “No” and supplied no description.

36.    The shares of which Mehta was the “Beneficial Owner” included the Arctis Fund’s 12,312,491 shares. Mehta had said so himself. His Form 3 (1) reported the Arctis shares as his indirect beneficial ownership “By Arctis Global, LLC,” and (2) identified him as a greater-than-ten-percent owner because of them. Arctis’s Form 4 filed July 8, 2024, reported those holdings as 12,312,491 shares. Question 5(g) therefore asked whether those shares were subject to any arrangement providing for their disposition. The question was not limited to signed contracts. A plan to liquidate the fund and distribute its shares to the fund’s investors is an “Arrangement” providing for their disposition, whether or not it has been reduced to a formal instrument. By Mehta’s own later account, Arctis told its investors of exactly that plan that same month. Upon information and belief, the plan existed when Mehta answered, and his answer was false. Either way, Mehta was obliged to disclose the plan to the Board once it existed.

37.    On December 12, 2025, the Company’s Chief Financial Officer wrote to Blair, copying Mehta at both his Rekor and Arctis addresses, that “the terms are somewhat different than what was disclosed to the board” and asked, “[f]or purposes of ensuring I lay out all options to board,” whether “15/20M @ 1.25” and “[c]ontinue confidential marketing” remained available.

38.    Blair responded to the Chief Financial Officer, the Lead Director and Mehta that “[t]he other alternatives are: 1) Stop the process altogether and not raise in Q4; 2) $15mm from Alyeska at $1.25 (this deal would need to be revisited on Monday after the close and is subject to market conditions); 3) Continue the wall cross into next week to see if we can pull additional demand from funds that are less familiar with the story,” and that “[o]ur best advice is to take the current proposal from Anson as it reduces market/time risk, is less dilutive initially, confirms $15mm of capital (more upon warrant exercise), and likely results in better after market price performance.”

39.    The Alyeska alternative was conditional and carried execution risk. But it also carried no warrants, no financing restrictions and no participation right. At $1.25 per share, $15 million from Alyeska meant approximately 12 million shares. The Anson deal meant 8,571,428 shares at closing, warrants on 8,571,428 more, and the side letter restrictions. The Board was entitled to compare those packages as a whole, on complete information. Blair’s phrase “less dilutive initially” is where that comparison stopped.

IV.         Mehta Recommends the Anson Financing and Vouches for a Buyer He Did Not Know

40.    Later that morning, the Board met to consider the Anson financing. Mehta presented it and recommended it. The directors discussed Rekor’s prior experience with warrant transactions and raised a concern: selling by a new investor or a large stockholder could put substantial pressure on Rekor’s share price.

41.    Mehta answered that concern directly. He told the Board he was “familiar with the prospective buyer” and described it as a fund that took positions based on a stock’s volatility. He said that, with its option positions, the buyer’s holdings would serve as a base and the buyer was “not expected to be actively selling shares.” He said the buyer’s interests would be “aligned with the Company” because it would profit from increases in the value of the warrants. Mehta recommended the transaction on that basis.

42.    None of that came from Mehta’s own knowledge. After this dispute arose, Mehta and Davenport wrote that “[n]either Viraj Mehta nor Tim Davenport had ever heard of or been in contact with Anson or any employee of Anson either before, or after the December 2025 capital raise,” and that “[w]e had no other information on the Anson fund besides what was communicated by William Blair to us regarding their strategy, which we then relayed to the board.” By Mehta’s own account, then, he first learned of Anson from Blair’s email the evening before the vote, which he described as “[t]he email from William Blair introducing Anson as a potential investor.”

43.    Mehta’s statement that he was “familiar with the prospective buyer” was false, and he knew it. Everything he told the Board about the buyer he had learned the night before from the bank trying to place the deal. He did not tell the Board that. He presented the bank’s representations and predictions as his own, with an assurance of familiarity he did not have, on the one question the Board asked him to address. The Board relied on him.

44.    Upon information and belief, a fund that takes positions based on a stock’s volatility, and holds options alongside the stock, profits from the stock’s movement, not its appreciation. When such a fund buys units of stock and warrants, it ordinarily sells the stock and keeps the warrants. That is how the position is managed. Mehta is a professional investor and the Chief Investment Officer of an investment adviser. Upon information and belief, he understood that. His prediction that the buyer was “not expected to be actively selling shares,” and that its interests would be “aligned with the Company,” had no basis in his own knowledge and ran contrary to the strategy he himself described.

45.    Mehta also did not tell the Board that Arctis was, upon information and belief, then pursuing an in-kind distribution of its entire Rekor position, approximately 12.3 million shares, to its investors, timed to the expiration of the lock-up he had signed on December 10, 2025. The Board was weighing the risk of selling pressure from a large holder. Mehta knew his own fund’s plan presented exactly that risk. He said nothing.

46.    On the afternoon of December 12, 2025, the Board met again to review the term sheet. The Chief Financial Officer explained that the warrant term had been extended from five to seven years in exchange for a $2.40 exercise price, rather than the $2.20 price available on a five-year term. The initial indication the night before had been $2.25 on a five-year term. The directors also reviewed restrictions on additional equity issuances and variable-rate financings and a 30% participation right in future financings. Blair’s December 12 email had begun: “The terms below are the improved terms we shared with Viraj this morning. We were able to eliminate the discount on the unit purchase price and increase the warrant strike to $2.40 in exchange for an additional 2 yrs of warrant duration.” Again, Blair took the terms to Mehta before the Board saw them.

47.    Blair’s written recommendation cited execution certainty, less initial dilution and anticipated aftermarket performance. The Board weighed the Anson deal against the alternatives based on Mehta’s presentation and his assurances about the buyer. It did not know of his conflict or of Arctis’s plan to distribute its Rekor position.

48.    At the morning session, Mehta voted for the transaction, and Davenport voted with him. Rekor’s Chairman and Chief Executive Officer, Robert Berman, voted against it, voicing serious reservations. The remaining directors voted to approve on the information Mehta gave them and without the information he withheld. The afternoon session confirmed the terms.

49.    The Anson financing closed on December 16, 2025, as an underwritten registered direct offering to a single investor, with Blair as underwriter. The purchasers were Anson Investments Master Fund LP and Anson East Master Fund LP (together, “Anson”). Anson bought 8,571,428 units at $1.75 per unit, each consisting of one share and one immediately exercisable seven-year warrant to buy a share at $2.40, exercisable through December 16, 2032. Rekor received gross proceeds of approximately $15 million and net proceeds of approximately $13.9 million.

50.    Rekor and Anson also signed a side letter dated December 16, 2025 (the “Side Letter”) that imposed three restrictions on Rekor: (1) a ninety-day ban on issuing equity or equity-linked securities, which expired March 16, 2026; (2) a ban on “Variable Rate Transactions,” including securities with floating or resetting conversion or exercise prices, “until such time as the Investor no longer holds any of the Warrants,” potentially through December 2032, with at-the-market sales permitted only at $1.75 per share or above; and (3) a right for Anson, through December 16, 2027, to buy up to 30% of the securities in any qualifying equity financing. The participation right does not depend on Anson holding any warrants or shares, and Anson may assign it to any affiliate or to any transferee of its securities. The Side Letter contains no covenant by Anson restricting sales or short sales of Rekor stock.

51.    Those restrictions matter. Rekor is in need of capital, and its stock has traded well below $1.75 for most of 2026, making the at-the-market carve-out useless and foreclosing an entire category of financing for as long as Anson holds a warrant. The participation right gives Anson the option for nearly a third of every qualifying financing through December 2027. And the warrants are a seven-year call on 8,571,428 more shares, with substantial value when issued.

52.    None of this burdened the Arctis Fund as a creditor. Nothing in the financing restricted repayment of the Revenue Notes. The fund received $13.9 million of new cash behind its secured claim. The cost of the warrants and the restrictions would be borne over seven years by the Company’s stockholders who remained, and the fund did not intend to be one of them.

V.           What Mehta Concealed

53.    On August 5, 2026, Rekor’s counsel wrote to Mehta and Davenport asking for, among other things, a complete schedule of their and Arctis’s transactions in Rekor securities and the identity of every recipient of the March 25, 2026, distribution. Mehta and Davenport responded in a letter dated August 6, 2026, which they both signed. They wrote that “Arctis Global Fund began the process of shutting down at the beginning of the year”; that “[a]s part of the liquidation process the fund distributed its entire holding of 12.3mn shares of Rekor to LPs / investors pro-rata”; that “[t]he 12.3mn REKR shares were transferred to existing LPs / investors as part of a liquidation plan due to the fund closing down”; that “[t]he fund thought this was the best way to sell its position in Rekor to avoid causing pressure on the stock all at once”; and that “[t]he distribution date was specifically selected so that it would be over 90 days after the lock up period; see attached letter sent to our LPs / investors.”

54.    The letter listed among its enclosures an “Investor update sent by Arctis in Dec 2025 regarding in-specie distribution and liquidation of fund.” It was not enclosed. The letter does not say when in December the update was sent. On August 10, 2026, Rekor’s counsel asked for the update, its drafts, its recipient list and its transmission records, along with the fund’s wind-down records and the factual basis for the assurances Mehta gave the Board. Rekor has received nothing further.

55.    Upon information and belief, the wind-down and distribution had been formulated before the Board voted on December 12, 2025, and Mehta knew it. Mehta was Arctis’s owner and Chief Investment Officer. Counsel for Mehta, Davenport and Arctis has since written that the in-specie plan “was actually formulated many months before the December 2025 Rekor capital raise,” that Arctis “engaged a third-party vendor to execute that transfer and originally planned to conclude it at the end of 2025,” and that Arctis “put that plan on hold pending the December 2025 Rekor emergency capital raise and only re-initiated that plan after expiration in March 2026 of the lock-up period.” By his own account, the fund told its investors about the liquidation and in-kind distribution in a December 2025 update, and the fund “began the process of shutting down at the beginning of the year.” A fund does not ordinarily decide to liquidate and distribute its largest position, and announce that to its investors, in a matter of days. An update sent in December describes a plan that existed in December. And the distribution date was set by reference to the lock-up Mehta signed on December 10. Those facts, and his own counsel’s account, support the inference that Mehta knew of the plan when he recommended and voted for the Anson financing. The precise dates on which the plan was considered, approved and communicated are within his knowledge.

56.    The plan covered the fund’s stock, not its Revenue Notes. Once carried out, it would leave the fund with no Rekor equity and a $5 million secured claim against Rekor. A secured creditor and a stockholder may both want a company to raise capital, but they part ways on what that capital should cost the equity. A creditor secured by a first-priority interest in a revenue account funded from designated contract revenues benefits from any deal that brings cash to the borrower and does not care about warrants, participation rights and financing restrictions. The stockholders bear all of them. A fund planning to distribute its stock and keep its note would weigh the terms Mehta recommended very differently from the stockholders who would remain. The Board needed to know about that planned change when it weighed Mehta’s recommendation.

VI.         Mehta’s Fund Was Leaving the Stock and Keeping the Debt

57.    Until December 2025, the Arctis Fund acted like a long-term stockholder. Every Rekor stock transaction Arctis reported on Form 4, from June 2022 through July 2024, was a purchase, at prices from $1.31 to $3.11 per share. It never reported a sale.

58.    By December 2025, that had changed. Upon information and belief, the fund had decided to wind down, distribute all its Rekor stock to its investors, and keep its $5 million of Revenue Notes. It carried out that plan on March 25, 2026, in what Mehta and Davenport called “the best way to sell its position in Rekor.”

59.    That plan placed the fund’s interest in the financing in conflict with that of Rekor’s continuing stockholders in two ways. First, as a departing stockholder, the fund would not bear the deal’s long-term costs. The warrants run seven years, the participation right two years, and the variable-rate ban potentially until 2032. Those costs fall on the stockholders who stay, and the fund planned to be gone within the quarter. Second, as a secured creditor, the fund gained from the deal. The financing put $13.9 million of cash into a company that owed the fund $5 million due within twelve months. A creditor benefits from new cash for its borrower, whatever that cash costs the equity.

60.    Mehta owns and runs the adviser that manages the fund. Through it, he shared the fund’s interest, and that interest was material to him. Mehta was an interested director, and his loyalty was divided.

61.    Mehta influenced the Board’s decision. He proposed the path that led to Anson, carried Blair’s proposals to the Board, presented and recommended the deal, answered the Board’s central concern with his own assurances, and voted for it. The Board’s approval rested on his representations.

62.    Mehta never told his fellow directors about his plan: not at the December 12 meetings, not before the December 16 closing, and not before he resigned on January 14, 2026. Each silence cost Rekor. Had Mehta disclosed the plan before the vote, or before the underwriting agreement, dated December 12, 2025, on its face and reported by Rekor as entered into on December 13, 2025, was executed, the Board, upon information and belief, would have treated him as conflicted and weighed the terms and alternatives without him. Had Mehta disclosed it before the closing, the Board could still have asked Arctis for a longer lock-up, an orderly-sale arrangement, or undertakings binding transferees, while the shares were still in the fund and locked up. And had Mehta disclosed it at any point before he resigned, the Board could have accounted for the coming distribution in planning the annual meeting and setting its record date.

VII.       Anson Sells Its Common Stock Within Weeks, Arctis Withdraws “Its Nominees,” and the Fund Distributes Its Entire Position on the Record Date

63.    Anson began selling almost immediately. Its Schedule 13G, filed February 17, 2026, reported 7,532,319 shares as of December 31, 2025, more than one million fewer than it had bought fifteen days earlier. Upon information and belief, based on the security position reports Rekor obtains from The Depository Trust Company (“DTC”), the entire allocation was gone within the quarter. The position at the broker-dealer through which, upon information and belief, Anson held its shares rose from 33,000 shares at September 30, 2025, to 7,585,400 at December 31, 2025, and fell to zero at March 31, 2026, on the quarter-end position reports. Anson’s Form 13F for the first quarter of 2026 reported no Rekor common stock. Upon information and belief, by March 31, 2026, Anson held no Rekor common stock, and it still held warrants on 8,571,428 shares, the benefit of the variable-rate ban, and the right to 30% of Rekor’s future financings.

64.    Anson was not the only large holder to drive down the Company’s stock price. Rekor’s 2026 proxy statement identified three holders of more than 5% of its common stock. Within fifteen weeks of the December 16 closing, every one of them had reported eliminating or sharply reducing its position. Upon information and belief, Anson sold all 8,571,428 shares it bought. Armistice Capital, LLC, which had reported beneficial ownership of 14,061,005 shares, 9.99% of the Company, as of December 31, 2025, reported 2,850,000 shares, about 2%, as of March 31, 2026, and, upon information and belief, disposed of the difference into the market over that quarter. And the Arctis Fund distributed its 12,312,491 shares on March 25. Together, the reported positions of Rekor’s three largest holders fell by more than 32 million shares, approximately 23.5% of Rekor’s outstanding stock, in a single quarter. Rekor’s stock price fell by half over the same period, from $1.64 at the closing to $0.82 on March 31, 2026. That is the selling pressure the Board asked Mehta about on December 12, and it arrived from every direction at once.

65.    That is the market the Board was worried about on December 12. Rekor’s stock trades thinly. It cannot absorb blocks of that size without falling, and a falling price raises the cost, and narrows the availability, of the capital Rekor needs. That is why the Board asked about selling pressure. That is why Mehta’s misrepresentations and material omissions mattered. A Board with knowledge of Mehta’s plans would have sought protections that mattered: a no-sell or no-short covenant from the buyer, and a longer lock-up and an orderly-sale arrangement for the Arctis block. Mehta’s assurances and his silence took those protections off the table.

66.    On January 14, 2026, Mehta and Davenport resigned from the Board. Arctis wrote to the Board that day that it was “withdrawing its nominees,” Mehta and Davenport.

67.    Mehta’s lock-up expired on March 13, 2026. That same day, the Board set March 25, 2026, as the record date for Rekor’s 2026 annual meeting.

68.    On March 25, 2026, the record date and twelve days after the lock-up expired, the Arctis Fund distributed its entire Rekor position, approximately 12.3 million shares, in kind to its investors. That was the plan the fund’s investors had been told about in December, while Mehta was a director, yet was not disclosed to the Board. Mehta and Davenport have said the date was “specifically selected so that it would be over 90 days after the lock up period,” and that “post fund closing Arctis Global does not control, has not advised or been in touch with any of the LPs / investors to see how and when they will be selling their shares.” They have not explained why the date selected was the record date. The trade history enclosed with their letter shows 12,280,285 shares distributed from the fund’s principal prime-brokerage account and 32,206 from a second account. Arctis later confirmed the distribution in an amended Schedule 13G, signed by Mehta and filed July 29, 2026, which reported that Arctis “effected a pro-rata, in-kind distribution of all shares of Common Stock held by it to its respective partners/investors for no consideration” and no longer beneficially owned any Rekor shares or held any voting power. That amendment was due by May 15, 2026. It was filed ten weeks late, four months after the distribution, and after the largest recipient had already reported the block.

69.    The largest recipient was The Church Pension Fund (“CPF”), which received 10,391,918 shares, approximately 7.6% of Rekor’s outstanding stock, and reported that position, with sole voting and dispositive power, on a Schedule 13G filed May 14, 2026. The remaining 1.9 million or so shares went, in Mehta and Davenport’s words, to “a number of HNW individuals.” Davenport, who had voted for the financing as a Rekor director, was among them; he received 44,049 shares. No lock-up, orderly-sale arrangement, voting undertaking or other restriction bound any recipient.

70.    The Arctis fund kept its Revenue Notes. As Mehta and Davenport put it, “[t]he fund’s liquidation managed by Kroll is basically down to just the revenue notes issued to Rekor.” Rekor continues to report the $5 million Arctis-related investment in the Revenue Notes.

VIII.     The Record-Date Vote and the Meeting That Could Not Act

71.    Mehta’s silence had consequences beyond the financing. What he owed the Board was the information that would have let it protect Rekor against what followed. The custody and voting mechanics alleged below are pleaded upon information and belief.

72.    Upon information and belief, the distributed shares did not carry the right to vote at Rekor’s 2026 annual meeting. Under 8 Del. C. § 213, the stockholders entitled to vote at a meeting, and at any adjournment, are fixed as of the record date. Upon information and belief, at the close of business on March 25, 2026, the distributed shares had not yet reached the recipients’ custodians and remained in the fund’s position at its prime broker, and Arctis gave the recipients no proxies to vote the distributed shares. DTC’s position reports are consistent with that. The position at the recipients’ principal custodian rose by approximately 10.1 million shares in the quarter of the distribution, and the position at the fund’s prime broker fell by approximately 10.6 million, though the reports show quarter-end positions, not the date the shares moved.

73.    CPF owns the shares it received, may sell them, and may vote them at any meeting with a later record date. Whether the right to vote them at the 2026 annual meeting passed to CPF, stayed with the fund, or was exercised by no one depends on where the shares stood at the close of the record date and on what instructions were given. What Rekor did not know was whether the fund, its manager or a liquidator could direct the vote of that block, or whether anyone would. Upon information and belief, the block was never voted or represented at any session of the meeting. The Board could have prevented that result had Mehta disclosed the distribution while the shares were still in the Arctis fund.

74.    Rekor’s annual meeting convened on May 15, 2026. A quorum, then a majority of the shares entitled to vote (68,289,089 shares), was not present. The tabulator’s report shows 61,038,462 shares represented, 44.69% of the shares entitled to vote and 7,250,627 short of a quorum, including 35,360,862 broker non-votes on the election of directors. No business was conducted, and the meeting was adjourned. The meeting reconvened on September 11, 2026, on the same record date. The tabulator’s report shows 62,051,230 shares represented, 45.43% and 6,237,859 short. Again, there was no quorum, and the meeting was adjourned to October 16, 2026.

75.    On October 6, 2026, the Board amended Section 2.5 of Rekor’s bylaws to reduce the quorum for stockholder meetings from a majority to 40%. The approximately 12.3 million distributed shares are approximately 9% of the 136,578,177 shares entitled to vote. As of October 14, 2026, 62,439,250 shares, or 45.71%, were represented by proxy, approximately 5.85 million short of the former majority quorum. Of those, 26,318,904 were broker non-votes on every matter other than auditor ratification, and only approximately 36.1 million shares, about 26% of the shares entitled to vote, were voted on the election of directors.

76.    Upon information and belief, the approximately 10.4 million shares distributed to CPF have not been voted or represented at any session. That block alone is larger than the shortfall at every session under the former quorum requirement: 7,250,627 shares on May 15, 6,237,859 on September 11, and 5,849,839 as of October 14.

77.    Upon information and belief, the distributed shares are now leaving the largest recipient’s custodial position, consistent with sales. The decline appears, on Rekor’s depository data, in the custodial position through which the largest recipient holds the shares it received from the fund, the same block Mehta reported to the SEC as his own beneficial ownership until March 25, 2026. That position stayed intact for months after the distribution. Beginning in or about mid-August 2026, that position has declined steadily, consistent with sales. Over the same period, Rekor’s stock fell from $0.62 on July 31, 2026, to $0.55 on August 31, to $0.37 on September 30, and to approximately $0.36 on October 13, 2026. A block that size, sold daily into a market of Rekor’s depth, is exactly the selling pressure the Board sought to avoid in December 2025. The Board never got protection against it because Mehta did not tell the Board the block was leaving.

78.    Rekor tried to arrange an orderly sale. On September 29, 2026, after leaving a voicemail, Rekor’s Chief Executive Officer wrote to CPF offering to discuss its plans for the position and, if CPF was considering a sale, to help identify a buyer. The next day, CPF’s investment counsel responded that CPF would not comment. Two investment banks separately approached CPF about a negotiated sale. Neither got a discussion. Rekor has no means to manage the sale of the block, because the protections the Board would have sought while the block was still in the fund were never sought due to Mehta’s misconduct.

79.    When the Board approved the financing, it understood that the Arctis block, approximately 12.3 million shares, was a concentrated, director-affiliated holding that could be expected to participate at any stockholder meeting. Arctis had voted 9,615,285 shares at the 2024 annual meeting. Upon information and belief, Mehta knew that Arctis was planning to distribute the entire position within months. The Board was entitled to know that, both because of the selling pressure the distribution would bring and because dispersing that block before the annual meeting bore directly on Rekor’s ability to obtain a quorum and conduct basic corporate business. A Board with knowledge of Mehta’s plans would have sought protections against the risk, such as a longer lock-up, a voting or participation covenant, or obligations binding transferees, and would have accounted for the distribution in setting the record date. Mehta deprived the Board of the chance even to consider them.

IX.         The Revenue Notes Maturity and the Company’s Constrained Position

80.    Rekor’s financing needs have only grown. Its Form 10-Q for the second quarter of 2026 reported approximately $9.8 million in cash, $15 million of Revenue Notes outstanding, and insufficient cash to sustain current operations. The Revenue Notes mature on December 15, 2026. Rekor has disclosed that meeting that maturity will require refinancing, restructuring or additional capital, and that failing to do so would materially and adversely affect the Company’s liquidity and its ability to continue as a going concern.

81.    Rekor’s falling share price has narrowed the Company’s options further. The falling share price makes any common stock financing more dilutive and harder to place. If Rekor’s public float falls below $75 million at the time of an applicable eligibility determination, Form S-3 General Instruction I.B.6 may limit the Company to offering one-third of its public float in any twelve-month period. On April 27, 2026, Rekor received a Nasdaq minimum bid price deficiency notice; its initial compliance period expires October 26, 2026. Nasdaq Listing Rule 5620(a) also requires Rekor to hold an annual meeting by December 31, 2026.

82.    The financing paths that remain open require stockholder action. A reverse stock split to cure the bid-price deficiency requires stockholder approval under 8 Del. C. § 242. An issuance of 20% or more of the outstanding shares below the Nasdaq Minimum Price requires stockholder approval under Nasdaq Listing Rule 5635(d). Neither was before the stockholders at the 2026 annual meeting, which was noticed only for the election of directors, auditor ratification and an advisory vote on compensation. Getting either approval means a new record date and a new proxy solicitation, directed to a stockholder base that has not produced a majority quorum in five months, with sixty days left before December 15. Those constraints compound the Side Letter’s variable-rate ban, its $1.75 at-the-market floor and Anson’s participation right. Two financing proposals Rekor considered in 2026, one for convertible preferred stock and one for straight debt, reached the term-sheet stage. Neither closed.

83.    The fund Mehta runs holds $5 million of the notes Rekor must repay. The restrictions on how Rekor can raise the equity to repay the notes are the restrictions Mehta recommended and voted for. And the fund’s investors now hold the diluted shares while the fund keeps the secured claim. Upon information and belief, Mehta understood all of this when he recommended the financing. The alignment he described to the Board was not his fund’s.

X.          What the Breach Cost Rekor

84.    As a result of the process Mehta compromised and the information he withheld, Rekor accepted three things a Board with knowledge of Mehta’s plans would not have accepted on the terms presented, and lost a fourth protection it would have had.

85.    The warrants. Rekor issued 8,571,428 warrants exercisable at $2.40 per share through December 16, 2032, a seven-year call on more than 6% of its outstanding stock, on a term stretched from the five years first presented. The outright stock purchase indicated on the morning of the vote carried no warrants. The warrants had substantial value when issued and hang over every financing Rekor attempts.

86.    The Side Letter. Until Anson holds no warrants, potentially through December 2032, Rekor cannot enter into any variable-rate transaction or sell at the market below $1.75 per share. Through December 16, 2027, Anson is entitled to 30% of every qualifying financing, whether or not it holds a share, and may assign that right to any transferee. The Alyeska alternative carried no such restrictions. Rekor’s stock has closed below $1.75 on every trading day of 2026 and below $1.00 on every trading day since mid-March 2026. The at-the-market carve-out has been useless, and the variable-rate ban has foreclosed an entire category of financing when Rekor most needed it.

87.    The buyer’s selling. The Board’s stated concern on December 12 was selling pressure from the new investor. Mehta answered that concern with an assurance of familiarity with the buyer that was false when made, and with predictions about the buyer’s holding behavior that he presented as his own. Anson bought 8,571,428 shares on December 16, 2025, at $1.75. By its own filing, it had sold at least 1,039,109 of them by December 31. Upon information and belief, based on Rekor’s depository data, Anson had sold all its Rekor stock by March 31, 2026. Over that quarter, Rekor’s stock fell from $1.64 to $0.82. No lock-up, leak-out or no-short covenant bound Anson. Whether to ask for these protections was a question the Board’s own concern put on the table. Mehta’s assurances told the Board it was not necessary.

88.    The dispersal of the block, and the second wave of selling. Had Mehta disclosed the planned exit, the Board would have sought a longer lock-up, an orderly-sale arrangement, a voting undertaking or obligations binding transferees while the block was still concentrated in a fund run by the adviser Mehta owned. Because he did not, the block left the fund with none of those protections. The 12,312,491 shares Mehta reported to the SEC as his own beneficial ownership, approximately 9% of the Company, were distributed on the record date to recipients bound by nothing. Upon information and belief, the block was never voted at a meeting that could not act for five months. Upon information and belief, since mid-August 2026, the shares have been leaving the largest recipient’s custodial position, consistent with sales, while Rekor’s stock fell from $0.62 to approximately $0.36. Rekor’s bid-price deficiency, its use of its shelf registration and the dilution of any financing it can now do all turn on that price. The selling pressure the Board sought to avoid on December 12 has now hit Rekor twice: first from the buyer Mehta vouched for, then from the block he concealed. The recipients were free to sell. But the Board would have had the means to manage those sales.

89.    Rekor has been damaged by Mehta’s conduct in an amount to be proven at trial, including (i) the incremental cost of the warrants and the Side Letter compared to the terms an informed and unconflicted process would have obtained, measured against the alternatives available on December 12; (ii) additional financing costs attributable to the Side Letter; (iii) the costs of the failed stockholder meetings and their remediation, to the extent attributable to Mehta’s conduct; and (iv) the continuing injury to Rekor’s ability to act through its stockholders and to finance the December maturity, to the extent caused by Mehta’s conduct. Mehta was paid as a director throughout the period of his disloyalty. Rekor does not seek in this action to recover any decline in the market value of its stockholders’ shares; it seeks redress for injury to the Company itself, including the increased cost and reduced availability of the capital it needs.

COUNT I

Breach of the Fiduciary Duty of Loyalty (Against Mehta)

90.    Rekor incorporates by reference the preceding allegations as if fully set forth herein.

91.    As a Rekor director, Mehta owed Rekor and its stockholders an undivided duty of loyalty, including the obligations to act in good faith, to deal candidly with his fellow directors, and to put the interests of Rekor and its stockholders ahead of his own and those of his affiliates. Mehta was also the owner and Chief Investment Officer of Arctis and owed duties to Arctis and the fund it managed. As a dual fiduciary, where Arctis’s interests diverged from those of Rekor’s stockholders, Mehta owed Rekor his undivided loyalty and, at a minimum, full disclosure of the conflict.

92.    A director with a material interest in a transaction before the board, or with material information about it that his fellow directors lack, must disclose it. He may not shape the board’s decision while withholding it. And he may not present to the board, as his own knowledge or judgment, assurances whose source and limits he conceals.

93.    Mehta breached these duties in three related ways.

94.    First, the Anson assurances. Mehta told the Board he was “familiar with the prospective buyer,” that the buyer was “not expected to be actively selling shares,” and that its interests would be “aligned with the Company.” Those statements went to the very risk the Board was weighing. The first was false when made. Mehta has acknowledged that he had never heard of or been in contact with Anson before Blair introduced it, which, by his own account, Blair did the evening before the vote, and that what he told the Board about Anson was what Blair had told him, “which we then relayed to the board.” A director may rely in good faith on an underwriter. He may not present the underwriter’s predictions to his board as his own, with a claim of familiarity he does not have, without disclosing their source, while withholding that his own fund was about to create the very selling pressure the Board was asking about. That is what Mehta did. And Anson’s sale of all of its common stock within the quarter, while keeping its warrants, is the opposite of the alignment Mehta described.

95.    Second, the undisclosed exit. The Board knew Mehta was affiliated with Arctis. It did not know that Arctis planned to distribute its entire Rekor position, approximately 12.3 million shares, to recipients free to sell, while keeping its secured Revenue Notes. That information was material. The Board’s central concern in evaluating the Anson financing was that large-holder selling would depress Rekor’s stock, and a distribution of that size by a director-affiliated fund was precisely that risk. A reasonable director would have considered it significant that the largest director-affiliated block in the Company was leaving, that the recommending director’s fund would be a creditor and not a stockholder when the costs of the financing came due, and that the fund itself viewed the distribution as “the best way to sell its position in Rekor.” Upon information and belief, Mehta knew of the plan and withheld it knowingly.

96.    Mehta’s duty did not depend on when the plan was formed. If it existed by December 11, his questionnaire answer was false and his vote was cast on a concealed interest. If it was formed before the December 16 closing, the Board could still have sought the protections described in Section X while the shares were in the fund and locked up. If it was formed before January 14, 2026, the Board could have planned its annual meeting and set its record date with the distribution in view. Mehta’s own account acknowledges the plan in December, and his counsel’s account places its formation “many months before” the financing and its deferral “pending” the financing. At every point, Mehta was a director, and he said nothing.

97.    Third, the D&O Questionnaire. The day before the vote, Mehta answered “No” to Question 5(g), which asked whether any Rekor equity securities he beneficially owned were subject to any agreement or arrangement providing for their sale or other disposition. He beneficially owned the Arctis shares, by his own SEC filings, and by his own account Arctis told its investors that same month of its plan to distribute all of them. That plan was an arrangement providing for their disposition. Upon information and belief, it existed when Mehta answered, and his answer was false. Rekor’s claim does not turn on the meaning of “Arrangement,” however. Mehta never disclosed the plan, not while he was steering the financing, not before it closed, and not before he resigned.

98.    Mehta’s participation compounded the harm. He proposed the path that led to Anson, carried the proposals, presented and recommended the deal, vouched for the buyer and voted for it, all without disclosing that his fund planned to distribute its entire Rekor position once his lock-up expired.

99.    Mehta’s interest was material to him, he actually influenced the decision, and neither his interest nor the limits of his knowledge of the buyer was disclosed to the directors who approved the financing. The Board’s approval therefore does not carry, as to Mehta, the presumption that attaches to the informed decisions of disinterested directors. Mehta bears the burden of proving that the transaction was entirely fair to Rekor.

100.    Nor does the Board’s approval cleanse Mehta’s conduct. The material facts about his interest and the transaction, including Arctis’s planned exit, the fund’s position as a departing secured creditor, and the source and limits of Mehta’s knowledge of the buyer, were neither disclosed to nor known by the directors who approved it.

101.    The harm to the process is concrete. The Board identified one risk as decisive, selling pressure from a new investor or a large holder. It asked the director running the process to address it. He answered with an assurance he had no basis to give and withheld that his own fund presented the same risk. Had Mehta disclosed his plan, the Board had alternatives, including treating Mehta as conflicted and taking the negotiation out of his hands, dealing with the underwriter directly, testing the Alyeska indication and continued marketing without him in the middle, requiring a no-sell or no-short covenant from the buyer, obtaining a longer lock-up or orderly-sale protections for the Arctis block, or pursuing different terms altogether. Upon information and belief, the Board would have pursued some of them.

102.    As a direct and proximate result of Mehta’s disloyalty, Rekor accepted the warrants, the Side Letter and the buyer’s selling, and lost protection against the dispersal of the Arctis block, as described in Section X, at a time when it needed capital for operations and for the approaching maturity of the Revenue Notes. Rekor has been damaged in an amount to be proven at trial.

103.    Mehta did not act in good faith. He acted for a purpose other than Rekor’s best interests and consciously disregarded his obligation to be candid with his fellow directors. He certified a “No” answer to Question 5(g) the day before the vote. He told the Board he was “familiar with the prospective buyer” when he had never heard of it before Blair’s introduction. And he stayed silent about his fund’s planned exit, which, upon information and belief, he knew of during the Board’s deliberations and which was later timed by reference to his own lock-up.

104.    Mehta’s conduct is therefore not exculpated by Article V of Rekor’s Certificate of Incorporation, adopted under 8 Del. C. § 102(b)(7), which does not eliminate “liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law ... or (iv) for any transaction from which the director derived an improper personal benefit.”

105.    Rekor is entitled to disgorgement of any benefit Mehta realized from his breach, directly or indirectly, including through his interests in Arctis, the Arctis Fund and the fund’s recovery on the Revenue Notes. Rekor is also entitled to restitution of the compensation Mehta received as a director during the period of his disloyalty.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff Rekor Systems, Inc. respectfully requests that this Court enter judgment in its favor and against Defendant Viraj Mehta, and grant the following relief:

A.	A declaration that Mehta breached his fiduciary duty of loyalty to Rekor, including his duties of candor and good faith, and that his conduct was not in good faith;

B.

Compensatory damages in an amount to be proven at trial, including (i) the incremental costs of the warrants and the Side Letter and the impairment of Rekor’s financing flexibility, and (ii) the costs of the failed stockholder meetings and their remediation, to the extent caused by Mehta’s breach;

C.

Disgorgement of any benefit Mehta realized from his breach, directly or indirectly, including through his interests in Arctis, the Arctis Fund and the fund’s recovery on the Revenue Notes; restitution of the compensation Mehta received as a director during the period of his disloyalty; and an accounting;

D.	An award of pre-judgment and post-judgment interest at the legal rate;

E.	An award of attorneys’ fees and costs of this action; and

F.	Such other and further relief as this Court deems just and proper.

OF COUNSEL: William J. Bruno CROWELL & MORING LLP 600 Fifth Street NW Washington, DC 20001 (202) 624-2500 Dates: October 16, 2026

/s/ Daniel E. Kaprow

Robert L. Burns (#5314)

Daniel E. Kaprow (#6295)

RICHARDS, LAYTON & FINGER, P.A.

920 North King Street

Wilmington, Delaware 19801

(302) 651-7700

burns@rlf.com

kaprow@rlf.com

Attorneys for Plaintiff Rekor Systems, Inc.